Exhibit 99.1

4411 South 40th St., Ste. D11 Phoenix, Arizona 85040 Telephone: (602) 437-5400 Fax: (602) 437-1681

FOR IMMEDIATE RELEASE	Investor Contact:	Company Contact:
	Neil Berkman Associates	Bradley E. Larson
	(310) 277-5162	Chief Executive Officer
	info@BerkmanAssociates.com	www.MeadowValley.com
Meadow Valley Reports Third Quarter and Nine Months Results
     PHOENIX, ARIZONA, November 14, 2006 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced financial results for the third quarter and first nine months of 2006.
     “The cyclical dynamics in the construction industry are evident in Meadow Valley’s third quarter results, with a slowdown in the materials segment related to the sharper-than-expected decline in residential construction in our core Phoenix and Las Vegas area markets offset by an increase in our construction services segment driven by higher contract backlog,” said Bradley Larson, Chief Executive Officer.
     “Construction services backlog at September 30, 2006 was $100.7 million, compared to $73.9 million a year earlier and $71.6 million at the end of this year’s second quarter. Because of the recent 33% increase in our bonding capacity to $200 million, a direct result of increased working capital of $6.5 million raised in our private equity sale completed on October 23, 2006, we believe we are well positioned to actively participate in the more than $500 million of new projects scheduled for bid in our target markets over the next few months,” Larson added.
Third Quarter Results
     For the three months ended September 30, 2006, consolidated revenue increased 9.8% to $51.7 million compared to $47.1 million for the third quarter of 2005. Construction services revenue increased 9.5% to $31.0 million compared to $28.3 million for last year’s third quarter. Construction materials revenue increased 9.2% to $20.5 million from $18.7 million a year ago, reflecting a 16.4% increase in average sales price and a 5% decrease in units sold. Revenue from the Company’s new construction materials testing segment, which began operations in the second quarter of 2006, was $0.2 million for this year’s third quarter.
     Consolidated gross margin declined to 7.8% for the third quarter of 2006 versus 9.6% for the third quarter of 2005. Construction services gross margin was 6.7% compared to 7.4% last year. Construction materials gross margin was 9.4% compared to 13.0%, reflecting the decrease in unit volumes and higher costs associated with capacity expansion.
     General and administrative expenses increased to $2.4 million for the third quarter of 2006 compared to $1.8 million a year earlier. The primary reason for this increase was a $0.04 million credit for bad debt expense in this year’s third quarter compared to a $0.4 million credit last year.
     Net income after minority interest for the third quarter of 2006 was $0.9 million, or $0.20 per diluted share. This compares to net income after minority interest for the third quarter of 2005 of $1.6 million, or $0.39 per share. Meadow Valley’s construction materials subsidiary, Ready Mix, Inc. (AMEX:RMX), completed an initial public offering of its common stock in August 2005. Meadow Valley currently owns approximately 2.0 million shares, or approximately 53%, of the outstanding common stock of RMI. Accordingly, RMI’s operating results are consolidated in Meadow Valley’s financial statements for financial reporting purposes.
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Meadow Valley Reports Third Quarter and Nine Months Results
November 14, 2006
Page Two
     At September 30, 2006, Meadow Valley reported working capital of $21.3 million, including cash and cash equivalents of $27.4 million. Shareholders’ equity increased to $22.8 million compared to $19.8 million at December 31, 2005.
Nine Months Results
     For the nine months ended September 30, 2006, consolidated revenue increased to $145.8 million from $140.5 million for the first nine months of 2005. Construction services revenue decreased to $80.9 million from $90.4 million for last year’s first nine months. Construction materials revenue for the nine months ended September 30, 2006 increased to $64.5 million from $50.1 million for the same period in 2005.
     Consolidated gross margin for the first nine months of 2006 increased to 9.3% compared to 7.2% for the same period of 2005.
     Net income after minority interest for the first nine months of 2006 was $2.6 million, or $0.59 per diluted share. This compares to net income after minority interest for the first nine months of 2005 of $2.9 million, or $0.71 per diluted share.
Conference Call
     Meadow Valley has scheduled a conference call today at 12:00 p.m. EST. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.MeadowValley.com. A replay will be available after 2:00 p.m. EST at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation # 21309281 after 2:00 p.m. EST.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in southern Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Las Vegas and Phoenix metropolitan areas.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)	#4246

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
		(as restated)		(as restated)
Revenue:
Construction services	$31,031,809	$28,342,155	$80,938,840	$90,401,480
Construction materials	20,458,570	18,741,321	64,548,814	50,051,011
Construction materials testing	213,643	—	282,905	—

Total revenue	51,704,022	47,083,476	145,770,559	140,452,491

Cost of revenue:
Construction services	28,963,601	26,242,781	74,873,337	85,868,712
Construction materials	18,537,541	16,297,634	57,114,252	44,456,056
Construction materials testing	159,601	—	224,851	—

Total cost of revenue	47,660,743	42,540,415	132,212,440	130,324,768

Gross profit	4,043,279	4,543,061	13,558,119	10,127,723
General and administrative expenses	2,350,451	1,816,941	7,822,562	5,628,965

Income from operations	1,692,828	2,726,120	5,735,557	4,498,758

Other income (expense):
Interest income	267,409	115,580	625,875	352,542
Interest expense	(93,267)	(90,362)	(247,000)	(273,990)
Other income (expense)	(5,025)	2,321	40,378	129,754

	169,117	27,539	419,253	208,306

Income before income taxes and minority interest in consolidated subsidiary	1,861,945	2,753,659	6,154,810	4,707,064
Income tax expense	(658,263)	(991,317)	(2,249,401)	(1,694,543)

Income before minority interest in consolidated subsidiary	1,203,682	1,762,342	3,905,409	3,012,521

Minority interest in consolidated subsidiary	318,416	122,933	1,282,458	122,933

Net income	$885,266	$1,639,409	$2,622,951	$2,889,588

Basic net income per common share	$0.21	$0.43	$0.63	$0.78

Diluted net income per common share	$0.20	$0.39	$0.59	$0.71

Basic weighted average common shares outstanding	4,165,760	3,808,809	4,160,646	3,688,955

Diluted weighted average common shares outstanding	4,470,241	4,198,742	4,475,994	4,066,387

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$27,398,945	$23,565,317
Restricted cash	673,478	1,267,090
Accounts receivable, net	29,855,710	25,139,640
Prepaid expenses and other	1,261,950	3,171,670
Note receivable	105,445	—
Inventory, net	1,582,085	776,978
Costs and estimated earnings in excess of billings on uncompleted contracts	2,410,310	1,991,993
Deferred tax asset	833,616	760,724

Total current assets	64,121,539	56,673,412

Property and equipment, net	34,565,637	26,228,073
Note receivable, less current portion	562,383	—
Refundable deposits	678,080	478,965
Claims receivable	1,729,676	3,521,080
Other receivables	—	115,000

Total assets	$101,657,315	$87,016,530

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$21,732,285	$18,521,558
Accrued liabilities	5,040,122	5,878,595
Notes payable	4,227,543	3,518,892
Obligations under capital leases	447,089	546,801
Income tax payable	442,834	391,202
Billings in excess of costs and estimated earnings on uncompleted contracts	10,921,558	5,903,087

Total current liabilities	42,811,431	34,760,135

Notes payable, less current portion	14,080,642	11,423,044
Obligations under capital leases, less current portion	127,775	434,998
Deferred tax liability	3,177,771	3,177,771

Total liabilities	60,197,619	49,795,948

Commitments and contingencies

Minority interest in consolidated subsidiary	18,707,254	17,424,795

Stockholders’ equity:
Preferred stock — .001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — .001 par value; 15,000,000 shares authorized, 4,165,963 and 4,136,912 issued and outstanding	4,166	4,137
Additional paid-in capital	14,152,588	13,818,913
Capital adjustments	(799,147)	(799,147)
Retained earnings	9,394,835	6,771,884

Total stockholders’ equity	22,752,442	19,795,787

Total liabilities and stockholders’ equity	$101,657,315	$87,016,530